BLACKROCK MUNIYIELD QUALITY FUND III, INC.

ARTICLES OF AMENDMENT

This is to certify that:

First:    The charter of BlackRock MuniYield Quality Fund III, Inc., a Maryland corporation (the “Corporation”), is amended by these Articles of Amendment, which amend that section of the charter titled Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares, dated as of May 17, 2011 (as amended to date, the “Governing Document”).

Second:    The charter of the Corporation is hereby amended by deleting the first and second recitals of the Governing Document in their entirety and replacing them with the following:

 FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article V of the Corporation’s Charter, the Board of Directors has, by resolution duly adopted on April 14, 2011, reclassified 3,564 authorized and unissued shares of common stock of the Corporation as shares of preferred stock of the Corporation, par value $0.10 per share, as Variable Rate Demand Preferred Shares (the “VRDP Shares”). The VRDP Shares may be issued in one or more series, as designated and authorized by the Board of Directors or a duly authorized committee thereof from time to time (each series of VRDP Shares that may be authorized and issued, a “Series”).

 SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article V of the Corporation’s Charter, the Board of Directors, by resolution duly adopted on [●], 2025, approved the reclassification of [●] authorized and unissued shares of common stock of the Corporation as additional VRDP Shares.

 THIRD: The preferences (including liquidation preference), voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each Series of VRDP Shares are as follows or as set forth in an amendment to these Articles Supplementary or otherwise in the Corporation’s Charter (each such Series being referred to herein as a “Series of VRDP Shares”):

Third:    The charter of the Corporation is hereby amended by deleting the section titled “Designation” in the Governing Document in its entirety and replacing it with the following:

DESIGNATION

 Series W-7: A series of preferred stock, par value $0.10 per share, liquidation preference $100,000 per share, has been authorized and designated as “Series W-7 Variable Rate Demand Preferred Shares,” also referred to herein as “Series W-7 VRDP Shares”. The number of Series W-7 VRDP Shares approved for issuance is [●]. Each Series W-7 VRDP Share shall be issued on a date or dates determined by the Board of Directors of the Corporation or pursuant to their delegated authority; have an Applicable Rate equal to the sum of 0.20% per annum plus the Securities Industry and Financial Markets Association (“SIFMA”) Municipal Swap Index, published at 3:00 p.m., New York City time, on Wednesday, May 18, 2011, or 0.41% per annum, if the SIFMA Municipal Swap Index is not so published for the Initial Rate Period from, and including, the Date of Original Issue to, and including, May 25, 2011, and an initial Dividend Payment Date of June 1, 2011; and have such other preferences, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or as set forth in the Charter, as set forth in Parts I and II of these Articles Supplementary. The Series W-7 VRDP Shares shall constitute a separate series of preferred stock of the Corporation and each Series W-7 VRDP Share shall be identical. Except as otherwise provided with respect to any additional Series of VRDP Shares, the terms and conditions of these Articles Supplementary apply to each Series of VRDP Shares and each share of such Series.

Fourth:    The charter of the Corporation is hereby amended by deleting Section 1 of the Governing Document in its entirety and replacing it with the following:

1.    Number of Authorized Shares.

 The number of authorized shares constituting the Series W-7 VRDP Shares is as set forth above under the title “Designation.”

Fifth:     The amendment to the charter of the Corporation as set forth above in these Articles of Amendment has been duly advised by the board of directors of the Corporation and approved by the stockholders of the Corporation as and to the extent required by law and in accordance with the charter of the Corporation.

Sixth:     These Articles of Amendment shall be effective as of [●], 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, BlackRock MuniYield Quality Fund III, Inc. has caused these Articles of Amendment to be signed as of [●], 2025 in its name and on its behalf by the person named below, who acknowledges that these Articles of Amendment are the act of the Corporation and, to the best of such person’s knowledge, information, and belief and under penalties for perjury, all matters and facts contained in these Articles of Amendment are true in all material respects.

BLACKROCK MUNIYIELD QUALITY FUND III, INC.

By:
Name: Stephen Minar
Title: Vice President

ATTEST:

Name: Janey Ahn Title: Secretary